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John Skalko
908-582-5210 (office)
800-759-8888. Pin #1268540 (pager)
jskalko@lucent.com

Bill Price
908-582-4820 (office)
800-759-8888, Pin #2584777 (pager)
williamprice@lucent.com

SETTLEMENT REACHED IN CONSUMER
LEASED TELEPHONE CLASS ACTION LAWSUIT

FOR IMMEDIATE RELEASE: Friday, August 9, 2002

         MURRAY HILL, N. J. - Lucent Technologies (NYSE: LU) today announced it has reached an out-of-court settlement in a consumer leased telephone national class action lawsuit. Details of the agreement will be reviewed by the court, which must approve the settlement before it becomes final.

         The lawsuit was scheduled for trial in the Madison County Circuit Court in Edwardsville, Illinois, this week.

         After extensive negotiations subsequent to Lucent's July 23, 2002 earnings announcement, Lucent agreed to settle the litigation for up to $300 million in cash plus pre-paid calling cards redeemable for minutes of long distance service, which are being donated to a variety of charities. Lucent will share the cost of the settlement with AT&T, Avaya and NCR under a formula developed at the time of the separation of those former affiliated companies.

         Lucent said it agreed to settle the case to avoid further expensive litigation and uncertainty and to put the issue behind it. The company emphasized the settlement is not an admission of liability.

         Lucent will recognize a charge of $162 million recorded in other income (expenses) for its portion of the settlement agreement. Because the settlement came after the company released its third-quarter earnings on July 23, 2002, but before the filing of its quarterly financial statements, the $162 million charge will be reflected when it files its Form 10-Q report for the quarterly period that ended June 30, 2002 with the SEC next week.

         The effect of the settlement increased Lucent's pro forma loss per share from continuing operations for the third fiscal quarter of 2002 by 2 cents to a loss of $1.88 per




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share, which includes the previously announced non-cash charge of $1.70 per share to increase the valuation allowance on deferred tax assets. The effect of the settlement increased the company's as-reported loss per share by 4 cents to a loss of $2.35 per share for the third fiscal quarter of 2002.

         Home telephone leasing began in 1984 under terms and conditions set forth by the Federal Communications Commission (FCC) following the divestiture of the Bell Operating companies from AT&T. Prior to divestiture, a telephone was provided as part of a customer's basic monthly service charge.

         At divestiture, customers had the option of retaining their telephones at lease prices approved by the FCC, purchasing their installed telephones (also at FCC-approved prices), or turning them in and buying telephones elsewhere. The purchase-in-place option expired in 1987.

         The suit, alleging AT&T and Lucent had engaged in misleading actions regarding the leasing of telephones and the charges for those leases, was filed in Illinois Circuit Court in 1996.

         Lucent Technologies, headquartered in Murray Hill, N.J., USA, designs and delivers networks for the world's largest communications service providers. Backed by Bell Labs research and development, Lucent relies on its strengths in mobility, optical, data and voice networking technologies as well as software and services to develop next-generation networks. The company's systems, services and software are designed to help customers quickly deploy and better manage their networks and create new, revenue-generating services that help businesses and consumers. For more information on Lucent Technologies, visit its Web site at http://www.lucent.com.

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